Exhibit 99.1

Pzena Investment Management, Inc. Reports Results for the Third Quarter of 2009

  Revenues were $16.8 million for the third quarter of 2009
  Operating income was $8.7 million
  Diluted net income was $6.1 million; non-GAAP diluted net income was $5.3 million
  Diluted earnings per share was $0.09; non-GAAP diluted earnings per share was $0.08
  Remaining $10.0 million of bank term loan repaid

NEW YORK--(BUSINESS WIRE)--October 27, 2009--Pzena Investment Management, Inc. (NYSE: PZN) reported third quarter 2009 diluted net income of $6.1 million and diluted earnings per share of $0.09, compared with third quarter 2008 diluted net loss of $8.7 million, or $1.42 per share. On a non-GAAP basis, the Company reported diluted net income of $5.3 million and diluted earnings per share of $0.08 for the third quarter 2009, compared with third quarter 2008 diluted net income of $6.8 million and diluted earnings per share of $0.11. Diluted net income assumes that all operating company membership units are converted into Company stock at the beginning of the reporting period and the resulting change to company income associated with its increased interest in the operating company is taxed at the Company’s effective rate. Basic net income and earnings per share, representing the Company’s existing interest in the operating company, were $1.4 million and $0.17, respectively, for the third quarter of 2009. For the third quarter of 2008, basic net loss was $8.7 million, or $1.42 per share. On a non-GAAP basis, third quarter 2009 basic net income and earnings per share were $0.7 million and $0.08, respectively, and third quarter 2008 basic net income and earnings per share were $0.7 million and $0.11, respectively. The differences between third quarter 2009 basic and diluted earnings per share were attributable to the net effect of aggregate tax valuation allowance adjustments to the Company’s deferred tax asset and its liability to its selling and converting shareholders that had a proportionately greater effect on basic net income. The Company reported operating income of $8.7 million for the third quarter of 2009, compared with operating income of $14.3 million for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company generated diluted net income of $12.9 million, or $0.20 per share, compared with diluted net loss of $7.1 million, or $1.16 per share for the nine months ended September 30, 2008. On a non-GAAP basis, diluted net income and earnings per share for the nine months ended September 30, 2009 were $11.7 million and $0.18, respectively. Non-GAAP diluted net income and earnings per share for the nine months ended September 30, 2008 were $23.6 million and $0.37, respectively. Basic net income and earnings per share were $2.7 million and $0.34, respectively, for the nine months ended September 30, 2009. Basic net loss was $7.1 million, or $1.16 per share, for the nine months ended September 30, 2008. On a non-GAAP basis, basic net income and earnings per share for the nine months ended September 30, 2009 were $1.5 million and $0.19, respectively, and basic net income and earnings per share for the nine months ended September 30, 2008 were $2.3 million and $0.37, respectively. The Company generated operating income of $20.1 million for the nine months ended September 30, 2009, compared to operating income of $49.3 million for the nine months ended September 30, 2008.

Non-GAAP adjustments for 2009 reflect the net effect of the tax valuation allowance adjustments to the Company’s deferred tax asset and its liability to its selling and converting shareholders that had a proportionately greater effect on basic net income. For the three and nine months ended September 30, 2009, the aggregate effect of such adjustments decreased non-GAAP income by $0.7 million and $1.2 million, respectively. Non-GAAP adjustments for 2008 reflect the establishment, on September 30, 2008, of a $62.7 million valuation allowance assessed against the deferred tax asset and a $53.3 million write-down of the associated liability to selling and converting shareholders recorded as part of the Company’s initial public offering. All such adjustments have been recorded as if they had occurred at the beginning of each period presented. The non-GAAP earnings per share figures have been presented assuming that all stock and stock equivalents have been outstanding as of the beginning of each period presented. Management believes that these adjustments, and the non-GAAP measures derived from them, provide information to better analyze the Company’s operations between periods and over time. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables attached to this press release.

Assets Under Management (unaudited)
($ billions)
	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

Institutional Accounts
Beginning of Period Assets	$7.5	$6.0	$13.0
Inflows	0.9	0.3	0.7
Outflows	(0.3)	(0.6)	(2.0)
Net Flows	0.6	(0.3)	(1.3)
Performance	2.1	1.8	(0.9)
End of Period Assets	$10.2	$7.5	$10.8

Retail Accounts
Beginning of Period Assets	$3.1	$2.6	$5.5
Inflows	0.3	0.3	0.5
Outflows	(0.4)	(0.4)	(0.9)
Net Flows	(0.1)	(0.1)	(0.4)
Performance	0.7	0.6	(0.4)
End of Period Assets	$3.7	$3.1	$4.7

Total
Beginning of Period Assets	$10.6	$8.6	$18.5
Inflows	1.2	0.6	1.2
Outflows	(0.7)	(1.0)	(2.9)
Net Flows	0.5	(0.4)	(1.7)
Performance	2.8	2.4	(1.3)
End of Period Assets	$13.9	$10.6	$15.5

At September 30, 2009, the Company managed $13.9 billion in total assets, an increase of 31.1% from $10.6 billion at June 30, 2009, and a decrease of 10.3% from $15.5 billion at September 30, 2008. During the quarter ended September 30, 2009, assets under management increased due to $2.8 billion in market appreciation and inflows of $1.2 billion, partially offset by outflows of $0.7 billion.

In September 2009, Pzena Investment Management, Inc. changed the classification of its assets under management to better reflect the underlying behavior and composition of its client base. The Company now groups its assets into two categories: institutional accounts and retail accounts, which better illustrate the characteristics and trends inherent in its client relationships. The change in classification did not impact reported totals of assets under management.

The Company’s institutional accounts are primarily comprised of foundations and endowments, defined benefit and defined contribution plans for corporations and municipalities, and funds which service institutional investors. The Company’s retail accounts are generally open-end mutual funds which cater primarily to retail clients. Historical information has been reclassified for all periods presented.

At September 30, 2009, the Company managed $10.2 billion in institutional accounts and $3.7 billion in retail accounts. For the quarter ended September 30, 2009, assets in institutional accounts increased by $2.7 billion, or 36.0%, from $7.5 billion at June 30, 2009, due to $2.1 billion in market appreciation and inflows of $0.9 billion, partially offset by outflows of $0.3 billion. During the same period, retail assets increased by $0.6 billion, or 19.4%, from $3.1 billion, due to $0.7 billion in market appreciation and inflows of $0.3 billion, offset by outflows of $0.4 billion.

Financial Discussion

Revenue (unaudited)
($ millions)
	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

Institutional Accounts	$13.8	$11.5	$20.1
Retail Accounts	3.0	2.7	5.0
Total	$16.8	$14.2	$25.1

		Nine Months Ended
		September 30,	September 30,
		2009	2008

Institutional Accounts		$36.4	$66.8
Retail Accounts		8.3	16.6
Total		$44.7	$83.4

Revenues were $16.8 million for the third quarter of 2009, a decrease of 33.1% from $25.1 million for the third quarter of 2008, and an increase of 18.3% from $14.2 million for the second quarter of 2009. For the nine months ended September 30, 2009, revenues were $44.7 million, a decrease of 46.4% from $83.4 million for the nine months ended September 30, 2008.

Average assets under management for the third quarter of 2009 was $12.2 billion, a decrease of 30.7% from $17.6 billion for the third quarter of 2008, and an increase of 22.0% from $10.0 billion for the second quarter of 2009.

Weighted average fees decreased to 0.550% for the third quarter of 2009 from 0.569% for the third quarter of 2008 and 0.568% for the second quarter of 2009. The year-over-year and sequential decrease was due in part to an increase in the average size of the Company’s institutional accounts. The Company’s tiered fee schedules typically charge lower rates as account size increases.

Weighted average fees for institutional accounts decreased to 0.630% for the third quarter of 2009, from 0.654% for the third quarter of 2008 and from 0.651% for the second quarter of 2009. The year-over-year and sequential decline in institutional weighted average fees arose in part as a result of a higher institutional average account size, which generally causes a lower fee rate. Institutional accounts comprised 73.4% of total AUM as of September 30, 2009, increasing from 69.7% as of September 30, 2008 and 70.8% as of June 30, 2009. Weighted average fees for retail accounts decreased to 0.346% for the third quarter of 2009, from 0.372% basis points for the third quarter of 2008, and from 0.367% basis points for the second quarter of 2009.

Total operating expenses decreased by $2.7 million, or 25.0%, to $8.1 million in the third quarter of 2009, from $10.8 million in the third quarter of 2008. Operating expenses in the third quarter of 2009 increased by $0.1 million, or 1.3%, from $8.0 million in the second quarter of 2009. Operating expenses for the nine months ended September 30, 2009 decreased by $9.5 million, or 27.9%, compared to the nine months ended September 30, 2008. The year-over-year decrease in operating expenses was primarily a result of firm-wide reductions in bonus-related and other compensation costs, as well as decreases in professional services and data systems expenses.

As of September 30, 2009, employee headcount was 65, down from 75 at September 30, 2008, and 67 at June 30, 2009. The year-over-year decrease was primarily attributable to staff reductions in back office operations undertaken in the fourth quarter of 2008. The sequential decrease was a result of natural attrition.

Operating income for the third quarter of 2009 was $8.7 million, compared to $14.3 million for the third quarter of 2008, and $6.3 million for the second quarter of 2009. Operating income for the nine months ended September 30, 2009 was $20.1 million, compared to $49.3 million for the nine months ended September 30, 2008.

Operating margin was 51.6% for the third quarter of 2009, compared to 57.0% for the third quarter of 2008, and 44.1% for the second quarter of 2009. For the nine months ended September 30, 2009, operating margin was 45.0%, compared to 59.1% for the nine months ended September 30, 2008.

Other income was $1.6 million for the third quarter of 2009, and consisted primarily of $4.2 million in income related to the positive performance of the Company’s investments in its own products, offset by $2.4 million in other expense associated with an increase in the Company’s liability to its selling and converting shareholders resulting from changes in the realizability of its related deferred tax asset and $0.4 million in interest expense. Other income was $49.3 million for the third quarter of 2008, and $2.9 million for the second quarter of 2009. The sequential decrease in third quarter 2009 other income arose primarily as a result of the adjustments to the Company’s liability to its selling and converting shareholders, partially offset by the favorable performance of the Company’s investments in its own products. The year-over-year decrease in other income arose primarily as a result of the $53.3 million credit to other income associated with the reduction in the liability to selling and converting shareholders in 2008, partially offset by the favorable performance of the Company’s investments in its own products in 2009. On a non-GAAP basis, other income/(expense), net of outside interests, was income of $1.2 million and an expense of $1.6 million for the three months ended September 30, 2009 and 2008, respectively.

Other income was $1.8 million for the nine months ended September 30, 2009, and consisted primarily of $6.1 million in income related to the positive performance of the Company’s investments in its own products, largely offset by $3.6 million in adjustments to the Company’s liability to its selling and converting shareholders and $1.2 million in interest expense. For the nine months ended September 30, 2008, other income was $41.5 million. The year-over-year decrease was driven primarily by the credit to other income associated with the reduction in the liability to selling and converting shareholders in 2008, partially offset by the favorable performance of the Company’s investments in its own products in 2009, as well as reduced interest expense. On a non-GAAP basis, other income/(expense), net of outside interests, was income of $1.6 million and an expense of $5.8 million for the nine months ended September 30, 2009 and 2008, respectively.

The Company recognized a $2.0 million income tax benefit for the third quarter of 2009, a $64.0 million provision for the third quarter of 2008, and a $0.1 million benefit for the second quarter of 2009. The 2009 income tax benefit was generated primarily by reductions in the valuation allowance to the Company’s deferred tax asset associated with its tax receivable agreement. The Company recorded a $3.1 million reduction to this valuation allowance in the third quarter of 2009, and a $0.9 million reduction in the second quarter of 2009. On a non-GAAP basis, the $1.0 million income tax provision for the three months ended September 30, 2009 consisted of $0.5 million in operating company unincorporated business taxes and $0.5 million of corporate income taxes. For the three months ended September 30, 2008, the non-GAAP income tax provision of $1.3 million consisted of $0.8 million of operating company unincorporated business taxes and $0.5 million of corporate income taxes.

The Company recognized a $2.4 million income tax benefit for the nine months ended September 30, 2009 and a $67.0 million provision for the nine months ended September 30, 2008. This change was driven by 2009 reductions in the valuation allowance to the Company’s deferred tax asset associated with its tax receivable agreement. On a non-GAAP basis, the $2.4 million income tax provision for the nine months ended September 30, 2009 consisted of $1.3 million in operating company unincorporated business taxes and $1.1 million of corporate income taxes. For the nine months ended September 30, 2008, the non-GAAP income tax provision of $4.2 million consisted of $2.6 million of operating company unincorporated business taxes and $1.6 million of corporate income taxes.

During the quarter ended September 30, 2009, the Company repaid the remaining $10.0 million principal amount outstanding on its bank term loan and terminated its Credit Agreement and the associated Revolving Credit Facility.

Third Quarter 2009 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss its third quarter 2009 financial results and outlook at 10:00 am. ET, Wednesday, October 28, 2009. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of our website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S./Canada callers should dial 877-820-5027; international callers should dial 706-679-9396. The conference ID number is 36176452.

Replay: The conference call will be available for replay through November 4, 2009, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 13, 2009 and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share and per-share amounts)

	As of
	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and Cash Equivalents	$19,147	$27,421
Due from Broker	54	41
Advisory Fees Receivable	12,681	13,606
Investments in Equity Securities, at Fair Value	18,373	14,045
Receivable from Related Parties	170	191
Other Receivables	103	74
Prepaid Expenses and Other Assets	2,227	949
Deferred Tax Assets	7,234	3,444
Property and Equipment, Net of Accumulated Depreciation
of $2,265 and $1,913, respectively	2,392	2,748
TOTAL ASSETS	$62,381	$62,519

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$10,472	$4,338
Due to Broker	29	47
Term Loan	-	22,000
Senior Subordinated Notes	16,000	16,000
Liability to Selling and Converting Shareholders	5,503	1,787
Other Liabilities	1,082	2,007
TOTAL LIABILITIES	33,086	46,179

Equity:
Preferred Stock (Par Value $0.01; 200,000,000 Shares
Authorized; None Outstanding)	-	-
Class A Common Stock (Par Value $0.01; 750,000,000
Shares Authorized; 8,633,041 and 6,187,068 Shares
Issued and Outstanding in 2009 and 2008, respectively)	86	61
Class B Common Stock (Par Value $0.000001; 750,000,000
Shares Authorized; 55,607,962 and 57,975,724 Shares
Issued and Outstanding in 2009 and 2008, respectively)	-	-
Additional Paid-In Capital	9,836	9,749
Accumulated Deficit	(2,554)	(5,289)
Total Pzena Investment Management Inc.'s Equity	7,368	4,521
Non-Controlling Interests	21,927	11,819
TOTAL EQUITY	29,295	16,340
TOTAL LIABILITIES AND EQUITY	$62,381	$62,519

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

REVENUE	$16,813	$25,072	$44,717	$83,389

EXPENSES
Compensation and Benefits Expense	6,232	8,160	18,255	25,773
General and Administrative Expenses	1,904	2,626	6,330	8,321
TOTAL OPERATING EXPENSES	8,136	10,786	24,585	34,094
Operating Income	8,677	14,286	20,132	49,295

Total Other Income	1,551	49,325	1,756	41,457

Income Before Income Taxes	10,228	63,611	21,888	90,752

Income Tax Provision/(Benefit)	(2,040)	63,964	(2,379)	66,962
Consolidated Net Income/(Loss)	12,268	(353)	24,267	23,790

Less: Net Income Attributable to Non-Controlling Interests	10,836	8,357	21,531	30,900

Net Income/(Loss) Attributable to Pzena Investment Management, Inc.	$1,432	$(8,710)	$2,736	$(7,110)

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income/(Loss) for Basic Earnings per Share	$1,432	$(8,710)	$2,736	$(7,110)
Basic Earnings/(Loss) per Share	$0.17	$(1.42)	$0.34	$(1.16)
Basic Weighted Average Shares Outstanding	8,633,041	6,123,494	8,077,545	6,122,229

Net Income/(Loss) for Diluted Earnings per Share	$6,051	$(8,710)	$12,889	$(7,110)
Diluted Earnings/(Loss) per Share	$0.09	$(1.42)	$0.20	$(1.16)
Diluted Weighted Average Shares Outstanding	64,994,278	6,123,494	64,756,331	6,122,229

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	2009	2008	2009	2008

REVENUE	$16,813	$25,072	$44,717	$83,389

EXPENSES
Compensation and Benefits Expense	6,232	8,160	18,255	25,773
General and Administrative Expenses	1,904	2,626	6,330	8,321
TOTAL OPERATING EXPENSES	8,136	10,786	24,585	34,094
Operating Income	8,677	14,286	20,132	49,295

Total Other Income/(Expense), Net of Outside Interests	1,179	(1,584)	1,578	(5,783)

Income Before Income Taxes and Operating Company Allocation	9,856	12,702	21,710	43,512

Unincorporated Business Tax Provision	516	769	1,259	2,594
Allocable Income	9,340	11,933	20,451	40,918

Operating Company Allocation	8,082	10,785	17,767	36,997
Income Before Corporate Income Taxes	1,258	1,148	2,684	3,921

Corporate Income Tax Provision	537	475	1,145	1,648
Non-GAAP Net Income	$721	$673	$1,539	$2,273

Valuation Allowance Change, net of Tax Receivable Agreement	711	(9,383)	1,196	(9,383)
GAAP Net Income/(Loss)	$1,432	$(8,710)	$2,736	$(7,110)

Earnings Per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:
Net Income for Basic Earnings per Share	$721	$673	$1,539	$2,273
Basic Earnings per Share	$0.08	$0.11	$0.19	$0.37
Basic Weighted Average Shares Outstanding	8,633,041	6,123,494	8,077,545	6,122,229

Net Income for Diluted Earnings per Share	$5,340	$6,815	$11,693	$23,602
Diluted Earnings per Share	$0.08	$0.11	$0.18	$0.37
Diluted Weighted Average Shares Outstanding	64,994,278	64,079,790	64,756,331	64,079,790

Assets Under Management by Strategy (unaudited)
($ billions)

	September 30,	June 30,	September 30,
	2009	2009	2008

U.S. Value Strategies	$9.9	$8.0	$12.6
Global Value Strategies	2.4	1.8	2.5
EAFE[1] Value Strategies	1.6	0.8	0.4
	$13.9	$10.6	$15.5

(1) Europe, Australasia, and Far East

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED RECONCILIATION OF NON-GAAP TO GAAP BALANCES

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Other Income/(Expense), Net of Outside Interests	$1,179	$(1,584)	$1,578	$(5,783)
Outside Interests of Investment Partnerships[1]	2,754	(2,428)	3,764	(6,097)
Change in Liability to Selling and Converting Shareholders[2]	(2,382)	53,337	(3,586)	53,337
GAAP Other Income	$1,551	$49,325	$1,756	$41,457

UBT Provision	$516	$769	$1,259	$2,594
Corporate Income Tax Provision	537	475	1,145	1,648
Change in Valuation Allowance[3]	(3,093)	62,720	(4,783)	62,720
GAAP Income Tax Provision/(Benefit)	$(2,040)	$63,964	$(2,379)	$66,962

Operating Company Allocation[4]	$8,082	$10,785	$17,767	$36,997
Outside Interests of Investment Partnerships[1]	2,754	(2,428)	3,764	(6,097)
GAAP Net Income Attributable to Non-Controlling Interests	$10,836	$8,357	$21,531	$30,900

Change in Liability to Selling and Converting Shareholders[2]	$(2,382)	$53,337	$(3,586)	$53,337
Change in Valuation Allowance[3]	3,093	(62,720)	4,782	(62,720)
Valuation Allowance Change, net of Tax Receivable Agreement	$711	$(9,383)	$1,196	$(9,383)

(1)	Represents the non-controlling interest allocation of the income of the Company’s consolidated investment partnerships to their outside investors.

(2)

Reflects the change in the liability to the Company’s selling and converting shareholders associated with the deferred tax asset generated by the Company’s initial public offering and subsequent unit conversions.

(3)

Reflects the change in the valuation allowance assessed against the deferred tax asset established as part of the Company’s initial public offering and subsequent unit conversions. This valuation allowance was initially recorded by the company on September 30, 2008.

(4)	Represents the non-controlling interest allocation of approximately 86.6% of the income of Pzena Investment Management, LLC that is retained by its members.

Assets Under Management (unaudited)
($ billions)

	As of
	September 30,	June 30,	March 31,
	2009	2009	2009

Institutional Accounts	$10.2	$7.5	$6.0
Retail Accounts	3.7	3.1	2.6
Total	$13.9	$10.6	$8.6

	As of
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Institutional Accounts	$7.4	$10.8	$13.0	$14.3
Retail Accounts	3.3	4.7	5.5	6.1
Total	$10.7	$15.5	$18.5	$20.4

Revenue (unaudited)
($ millions)
					Nine
		Three Months Ended			Months Ended
		September 30,	June 30,	March 31,	September 30,
		2009	2009	2009	2009

Institutional Accounts		$13.8	$11.5	$11.1	$36.4
Retail Accounts		3.0	2.7	2.6	8.3
Total		$16.8	$14.2	$13.7	$44.7

	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2008

Institutional Accounts	$14.8	$20.1	$22.7	$23.9	$81.5
Retail Accounts	3.2	5.0	5.6	6.1	19.9
Total	$18.0	$25.1	$28.3	$30.0	$101.4

CONTACT:
Pzena Investment Management, Inc.
Lawrence Kohn, 212-355-1600
kohn@pzena.com